ANNOUNCEMENT OF TENDER OFFER

TO PURCHASE COMMON SHARES ISSUED BY

BRASIL TELECOM PARTICIPAÇÕES S.A.

Publicly Traded Company

CNPJ/MF No. 02.570.688/0001-70

NIRE 53 3 0000581 8-9

CVM No. 01768-0

ISIN No. BRBRTPACNOR5

FOR THE ACCOUNT AND AT THE ORDER OF

TELEMAR NORTE LESTE S.A.

through

COPART 1 PARTICIPAÇÕES S.A.

Private Company

CNPJ/MF No. 09.338.797/0001-06

Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, a Company with head offices in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima 3064 – 13th and 14th floors (part), registered with the Treasury Ministry on the Brazilian Corporate Tax-Payers’ Register (“CNPJ/MF”) under No. 42.584.318/0001-07, as the Intermediary Institution (“Intermediary Institution”), for the account and at the order of Telemar Norte Leste S.A., a publicly traded company with head offices at Rua General Polidoro 99, Botafogo, City of Rio de Janeiro, State of Rio de Janeiro, registered with the CNPJ/MF under No. 33,000.118/0001-79 (“Telemar”), through its indirect subsidiary COPART 1 Participações S.A., company with head offices at Rua Humberto de Campos 425 – 5th floor (part), Leblon, City of Rio de Janeiro, State of Rio de Janeiro, registered with the CNPJ/MF under No.09.338.797/0001-06 (“Offerer” or “Copart 1”), hereby presents to the shareholders owning common shares (“ON Shares”) issued by Brasil Telecom Participações S.A. (“BrTP” or the “Company”), a tender offer for the acquisition of up to all the common shares issued by BrTP ( “Offer”), except those held directly or indirectly by Telemar, as set forth in Article 254-A of Law No. 6,404, enacted on December 15, 1976, as altered (“Law No. 6,404/76”), and pursuant to Instruction No. 361 issued by the Brazilian Securities Commission (“CVM”) on March 5, 2002, as altered (“CVM Instruction No. 361/02”), under the following terms and conditions:

1. THE OFFER

1.1. Legal Bases. The Offer is being conducted as the result of divesting control of BrTP to Telemar, pursuant to the provisions set forth in Article 254-A of the Law No. 6,404/76, regulated by CVM Instruction No. 361/02. The acquisition of the stock control of BrTP and its subsidiary Brasil Telecom S.A. (“BrTO” and, together with BrTP, called the “Companies”) by Telemar was addressed by the Notices of Material Facts disclosed to the market on April 25, 2008, November 21, 2008, December 22, 2008 and January 8, 2009. The information disclosed in these Notices of Material Facts is presented in Section 3 of this Announcement of Tender Offer (“Announcement”).

1.2. Validity. This Offer will remain valid for a period of 32 days as from the publication date of this Announcement, meaning that it enters into effect on May 22, 2009 and ends on June 23, 2009, on which date the Auction for the Offer (“Auction”) will be held on the Securities, Commodities and Futures Exchange – BM&FBOVESPA (“BM&FBOVESPA”).

1.3. Shares covered by the Offer. The Intermediary Institution agrees to acquire, for account and at the order of the Offerer, up to all the outstanding common shares issued by BrTP, except those held directly or indirectly by Telemar, corresponding on the date of this Announcement to 51,457,879 common shares, representing 38.39% of the voting capital and 14.14% of the equity capital of BrTP (“Shares”).

1.3.1. Absence of Constraints on the Exercise of Proprietary Rights over the Shares. When divesting the shares as set forth in this Offer, the shareholders declare that such shares are free and unencumbered from any charges, guarantee rights, preference, priority, usufruct or other types of encumbrance hampering the immediate exercise by the Offerer of full ownership conferred by title to the shares, in addition to complying with the share trading requirements set forth in the Operating Regulations of BM&FBOVESPA.

1.3.2. Dividends. Should BrTP declare dividends or interest on net equity, shareholders will have the right to payment of dividends or interest on net equity as declared, when registered as the owners or usufructuaries of the BrTP shares on the date of the act declaring the dividends or the interest on net equity.

1.4. Price of the Offer. As set forth in Article 254-A of the Corporations Act, Telemar is bound to conduct this Offer to acquire all the outstanding common shares issued by BrTP, at a minimum price of R$ 61.63 per common share issued by BrTP, equivalent to 80% of the amount paid to the former controllers of BrTP for the common shares issued by BrTPand held thereby.

1.4.1. Acquisition Price. The Acquisition Price for the shares will be R$ 61.63 per common share issued by BrTP, as mentioned in item 1.4 above, and will be adjusted (i) by the variation in the average daily rate for Interbank Deposit Certificates (CDIs), since January 8, 2009, which is the final date for the acquisition of the shares of the stock control of BrTP by Telemar, through to the financial settlement of the Auction; and (ii) by the value corresponding to the sum of any gain by share, declared by BrTP between January 8, 2009 and the date of the financial settlement of the Auction, in the event that the Shares are acquired at the Auction without the right to the receipt of such gains (“ex-stock dividend”). (“Acquisition Price”).

1.4.2. Payment of the Acquisition Price. The Acquisition Price must be paid in cash to shareholders accepting the Offer in Brazilian currency and in compliance with the procedures established by the Clearing and Settlemen Chamber of BOVESPA segment.

1.4.3. Information to BM&FBOVESPA. The Intermediary Institution will notify the Operations Director of the BM&FBOVESPA of the final Acquisition Price for the Auction, restated through to the date of the financial settlement of the Auction, as soon as it is available, and prior to the Auction date, in writing.

1.5. Consequence of Acceptance of the Offer. On accepting this Offer, each BrTP shareholder agrees to make its shares available and effectively transfer the ownership thereof, in compliance with the terms and conditions set forth in this Announcement, including all the rights inherent thereto, free and unencumbered from any charges or burdens, whether judicial or extrajudicial, including rights of first refusal or priority in acquiring the shares held by any third parties, against payment of the Acquisition Price, in compliance with the procedures established by the Central Depositary of BM&FBOVESPA.

2. THE AUCTION

2.1. Rules, Date and Place of the Auction. The Auction for the Offer will be held on June 23, 2009 (“Auction Date”), at 1:00 p.m. (Brasília time), at the electronic trading system MEGABOLSA of the BM&FBOVESPA. The Auction will comply with the rules established by BM&FBOVESPA, with shareholders wishing to accept the Offer, selling their shares in the Auction, necessarily complying with the requirements laid down for trading the shares on the BM&FBOVESPA.

2.2. Accreditation for the Auction. Prior to 5:00 p.m. (Brasília time) on June 22, 2009 (the last business day prior to the Auction Date), shareholders wishing to qualify for bidding in the Auction must accredit the Intermediary Institution or any other brokerage house (with each of them called a “Brokerage House” and together the “Brokerage Houses”) being authorized to operate on the BOVESPA segment of BM&FBOVESPA, in order to represent them in the Auction, respecting the deadlines and procedures set forth in the following items. In order to qualify for the Auction, the shareholders must comply with the procedures stipulated by the Brokerage House for their registration, which might reduce the deadline for accredit required above.

2.2.1. Previous Procedures. Shareholders wishing to qualify for bidding in the Auction, accrediting a Brokerage House, shall have a previously oppened account at the Brokerage House, so that the deadline set forth in item 2.2. above can be imposed. In the event that the shareholder does not have an account at a Brokerage House, such shareholder must make the arrangements for the oppening of an account prior to the deadline set forth in item 2.2. above, in compliance with the specific procedures of each Brokerage House.

2.3. Shares held in custody at Banco Real S.A. Shareholders owning shares held in custody by the Banco Real S.A. (“Real Bank”), the depositary financial institution for the book-entry shares issued by BrTP, must qualify by the Auction and accredit the Intermediary Institution or any other brokerage house, as set forth in item 2.2 above, at least four business days prior to the Auction Date, in order to ensure the feasibility of transferring their shares held in custody by the Real Bank to the custody of the Central Depositary of BM&FBOVESPA.

2.4. Compliance with Deadlines. Each shareholder will be responsible for ensuring that the steps required to transfer the shares to the custody of the Central Depositary of BM&FBOVESPA are taken in good time, in order to allow their respective qualification for the Auction.

2.5. Shareholders failing to present the Documents requested for Qualification. Any shareholder failing to deliver all the documents in a timely manner as requested by the Brokerage House for qualification in the Auction, or failing to take the steps required to transfer shares to the custody of the Central Depositary of BM&FBOVESPA, in compliance with the provisions set forth in this Announcement, will not be qualified to participate in the Auction.

2.6. Acceptance Procedures. Prior to 12:00 p.m. (Brasília time) on the Auction Date, the Brokerage Houses representing the shareholders owning shares who wish to participate in the Auction, must register directly with the MEGABOLSA System through the “BRTP3L” code, indicating the number of shares to be divested by the shareholders who will be represented thereby in the Auction.

2.6.1. Acceptance of the Bid. The final acceptance of the Bid by each shareholder will take place through to the start of the Auction, through the Brokerage House with which the shareholder is qualified. Any withdrawal from the Bid must be notified by the shareholder prior to this time, through the Brokerage House with which it is qualified. The acceptance of the respective bid and the Offer of Sale of the shares will be irrevocable and irretractable, as from that time.

2.7. Competitive Offers. The free intervention of brokerage houses representing third party purchasers in the Auction will be permitted, for all the batch of shares covered by this Offer, provided that the value of the bid is at least 5% higher than the price of the Offer. Intervening purchases will only be carried out thought a competitive public tender offer, persuant to paragraph 4 of the article 12 of CVM Instruction No. 361/02 and will be required to register the competitive public tender offer in advance with the CVM, with authorization for the competitive public tender offer being issued by the BM&FBOVESPA, as set forth in CVM Instruction No. 361/02.

2.8. Price Variation. During the Auction, procedures will be adopted that ensure the right of the Offerer to increase the Acquisition Price during the Auction, with the new price being extended to all shareholders accepting previous bids.

2.9. Financial Settlement of the Auction. The financial settlement of the Auction will be conducted in compliance with the rules established by the Clearing and Settlemen Chamber of BOVESPA segment within three business days after the Auction Date, through the gross settlement module. The Clearing and Settlemen Chamber of BOVESPA segment may not act as a central counterpart guaranteeing the financial settlement of the Auction.

2.10. Clearing and Settlemen House of BOVESPA Segment. The Clearing and Settlemen House of BOVESPA segment will serve as a facilitating agent for the financial settlement of the Auction, being in charge of (i) receiving the shares to be sold off through the Offer and their subsequent transfer to the Offerer, should they be divested; and (ii) receipt of the funds from the Offerer and their transfer to the shareholders that divested their shares as set forth in the Offer.

2.10.1. Operating Regulations of the BM&FBOVESPA and the Clearing and Settlemen House of BOVESPA Segment. Shareholders wishing to sign up with the Offer and sell their shares at the respective Auction must comply with the requirements for trading the shares set forth in the Operating Regulations of the BM&FBOVESPA and the Clearing and Settlemen House of BOVESPA segment.

2.11. Financial Guarantee. Pursuant to the terms of the brokerage agreement signed by the Intermediary Institution, the Offerer and Copart 2 Participações S.A., the Intermediary Institution will guarantee the financial settlement of the Auction, as set forth in Article 7, § 4, of CVM Instruction No. 361/02.

2.12. Costs, Brokerage Commissions and Fees. All costs, brokerage commissions and fees related to the sale of the shares will be for the account of the respective seller shareholders, while those related to the purchase will be for the account of the Offerer. Expenses incurred through the Auction, such as brokerage fees, emoluments and other charges introduced by the BM&FBOVESPA, through the Clearing and Settlemen House of BOVESPA segment and/or the Central Depositary of BM&FBOVESPA will comply with the tables in effect at the time when the Auction is held and other legal provisions in effect.

3. ACQUISITION OF CONTROL OF BrTP

3.1. Purchase and Sale Agreement. The acquisition of stock control of BrTP and BrTO by Telemar was addressed through a Stock Purchase and Sale Agreement (“Purchase and Sale Agreement”) signed on April 25, 2008, by (i) shareholders owning all the shares issued by Invitel S.A. (“Invitel”), a company holding all the shares issued by Solpart S.A. (which is in turn, the direct parent company of BrTP); and (ii) Citigroup Venture Capital International Brazil, L.P., Opportunity Fund, International Market Investments, C.V., Opportunity Lógica II Fundo de Investimento em Ações, OPP I Fundo de Investimento em Ações e Luxor Fundo de Investimento Multimercado, holders of shares issued by BrTP (called together with the holders of the Invitel shares, the “Sellers”) and the Banco de Investimentos Credit Suisse (Brasil) S.A., as the lead bank (“Lead Bank”), acting for the account and at the order of Telemar as a committent.

3.1.1. Purpose of the Purchase and Sale Agreement. The purpose of the Purchase and Sale Agreement is the future direct or indirect transfer to Telemar of 81,092,986 common shares issued by BrTP, representing 60.5% of the total of common shares and 22.28% of the total capital of BrTP, as set forth in the Notice of Material Fact disclosed on April 25, 2008. In turn, BrTP holds 247,317,180 common shares issued by BrTO, representing 99.09% of the voting capital of BrTO, and 120,911,021 preferred shares issued by BrTO, representing 38.83% of all the preferred shares issued by BrTO, with such common and preferred shares together representing 65.64% of the total capital of BrTO.

3.2. Prior Conditions. The effective transfer of the shares issued by BrTP to Telemar was subject to compliance with certain suspensive conditions stipulated in the Purchase and Sale Agreement, including but not limited to the necessary approval by the Agência Nacional de Telecomunicações – ANATEL (Brazilian Telecommunications Industry Regulator) and the alteration to the General Concessions Plan (“PGO”) through Decree No. 2,534 promulgated on April 4, 1998, in order to eliminate the constraint on the acquisition of control of a fixed switched telephony service (“FSTS”) concessionaire by another FSTS concessionaire operating in a different region, demarcated by the General Concessions Plan. The transaction acquiring the shares issued by BrTP was also presented to the Brazilian anti-trust authorities: the Conselho Administrativo de Defesa Econômica – CADE (Brazilian Anti-Trust Board); the Secretaria de Direito Econômico – SDE (Brazilian Economic Law Bureau), the Secretaria de Acompanhamento Econômico – SEAE (Brazilian Economic Oversight Bureau) and ANATEL, under the terms and within the deadlines established by law.

3.3. Approval of the new General Concessions Plan. As stated in the Notice of Material Fact disclosed on November 21, 2008, Decree No. 6,654 was published in the Diário Oficial da União (Brazilian Federal Government Gazette) on November 21, 2008, which approved the new General Concessions Plan (PGO), eliminating the previous constraint and allowing the acquisition of control of the Companies by Telemar.

3.4. ANATEL Approval. Through Act No. 7,828 dated December 19, 2008, the ANATEL Board assented in advance to the acquisition of stock control of BrTP and BrTO by Telemar, allowing the Transaction to be completed, as announced in the Notice of Material Fact disclosed on December 22, 2008.

3.5. Closing. On January 8, 2009, pursuant to the provisions set forth in the Purchase and Sale Agreement, Telemar acquired stock control of BrTP and BrTO through its Copart 1 subsidiary, becoming the direct and indirect owner of 81,092,986 common shares issued by BrTP, representing 60.5% of the total of common shares of BrTP, through a total payment of R$ 5,371,098,527.04, representing a price per BrTP share of R$ 77.04. The price per share actually paid to the former controllers was R$ 77.04, and corresponds to the amount of R$ 72.3058316215, which is the price per share set in the Purchase and Sale Agreement, which was adjusted also as set in the Purchase and Sale Agreement (i) by the variation in the average daily rate for Interbank Deposit Certificates (CDIs); (ii) deducted by the net debt of Invitel (R$ 998,053,465.69); and (iv) by the income declared between January 1, 2008 and the closing date of the transaction.

3.6. Voluntary Offers. Through their Copart 1 and Copart 2 subsidiaries, the Oi Companies also conducted voluntary tender offer for the acquisition of up to 1/3 (one third) of the preferred shares issued by BrTP and BrTO, respectively, in circulation. The unit price paid in these IPOs was R$ 23.42 for the preferred shares issued by BrTO and R$ 30.47 for the preferred shares issued by BrTP. The voluntary tender offer was also addressed to the holders of preferred shares underlying the American Depositary Shares (ADS) of BrTP and BrTO.

3.7. Corporate Reorganization. After the completion of the mandatory tender offer for the acquisition of shares with voting rights issued by BrTP and BrTO, Telemar intends to undertake a Corporate Reorganization of the companies acquired either directly or indirectly, in order to streamline the stock-owning structure of the Companies, unifying the shareholders of BrTP and BrTO in Telemar and strengthening the Companies involved, cutting the operating costs and enhancing the liquidity of the shares (“Corporate Reorganization”).

3.7.1. The Corporate Reorganization will encompass, among other acts: (i) the acquisition of BrTP by BrTO, as set forth in Article 230 of the Corporations Act; (ii) the take-over of the BrTO shares by a subsidiary company of Telemar, as set forth in Article 252 of the Corporations Act; and (iii) the acquisition of this subsidiary company by, as set forth in Article 230 of the Corporations Act, and as already announced in the Notice of Material Fact disclosed on April 25, 2008.

4. CALCULATION OF THE ACQUISITION PRICE AND THE APPRAISAL REPORT

4.1. Calculation of the Acquisition Price. The Acquisition Price is equivalent to 80% of the amount to the Sellers for the common shares issued by BrTP held thereby, equivalent to R$ 61.63 per common share.

4.2. Appraisal Report. As set forth in Article 8 of CVM Instruction No. 361/02, an Appraisal Report was drawn up for BrTP by the Banco de Investimentos Credit Suisse (Brasil) S.A. (“Appraiser”), dated January 23, 2009 (“Appraisal Report”). The following table presents the methodologies used in the Appraisal Report and the respective amounts per common share issued by BrTP.

Summary of the Amounts Presented (Criteria)	BrTP Value (R$ /Common Share)
Average weighted price quoted for the shares during the twelve months immediately prior to the publication date of the Notice of Material Fact announcing the signature of the Purchase and Sale Agreement	46.62

Average weighted price quoted for the shares between the publication date of the Notice of Material Fact and the publication date of the Appraisal Report	51.90

Asset Value (base date September 30, 2008)	15.92

Average weighted price of the shares during the ninety-day period between January 24, 2008 and April 23, 2008	48.62

	Control ON		Minority ON
	Minimum	Maximum	Minimum	Maximum
Economic Value according to the comparable company multiples methodology	56.40	62.04	45.12	49.63

4.3. Availability of the Appraisal Report. The appraisals mentioned in item 4.2 above are available for examination by possible stakeholders at the head officers of the Offerer, at the BrTP head offices, at the head offices of the Intermediary Institution, at the BM&FBOVESPA and at the CVM, and may also be accessed at the following websites: www.oi.com.br/ri, www.brasiltelecom.com.br/ri, br.credit-suisse.com/ofertas, www.bovespa.com.br and www.cvm.gov.br.

4.4. Declarations. In the Appraisal Report, the Appraiser declared that: (i) among the appraisal criteria set forth in the Appraisal Report, it considers the economic value criterion through the comparable company method using valuation multiples to be the most appropriate for defining the fair price for the shares; (ii) there is no conflict of interests curtailing its independence as required to perform its functions; (iii) the Appraiser, its parent companies and parties related to the Appraiser and its parent company on the preparation date of the Appraisal Report, were the direct or indirect holders of 979,336 common shares and 188,979 preferred shared issued by BrTP; and (iv) would receive the equivalent in Brazilian Reais of R$ 8,000,000.00 from Telemar as remuneration for the structuring of this Offer and of the public tender offer for the acquisition of BrTO’s common shares, including the preparation of the respective Appraisal Reports.

4.5. Assumptions and Information. The assumptions and data used to prepare the Appraisal Report are presented in detail on pages 18 to 34 of the Appraisal Report.

4.6. Independent Appraisal. Notwithstanding the existence of the Appraisal Report, each shareholder of the Company must conduct an independent evaluation of the information presented in the Appraisal Report and in this Announcement, deciding through its own judgment on the convenience and interest of divesting its shares in the terms set forth in this Offer.

5. INFORMATION ON BrTP

5.1. Corporate Head Offices, Jurisdiction and Corporate Purpose. The corporate head offices of BrTP are located in the City of Brasília, Federal District at SIA SUL – ASP – Lot D. The corporate purpose of BrTP is: (i) to hold control over companies working with public fixed telephony services in Region II, as set forth in the General Concessions Plan approved through Decree No. 2,534 on April 2, 1998; (ii) through subsidiary or associated companies, to foster the expansion and implementation of fixed telephony services in its respective concession area; (iii) to encourage, undertake or guide the uptake of funds from domestic and foreign sources to be allocated by the Company or by its subsidiaries; (iv) to encourage and stimulate activities related to the studies and research furthering the development of the fixed telephony sector; (v) to render specialized technical services either directly or through subsidiary or associated companies, related to the fixed telephony area; (vi) encourage, stimulate and coordinate, either directly or through its subsidiaries the qualification and training of the personnel required by the fixed telephony sector; (vii) to undertake or encourage imports of goods and services for or through companies under the control thereof or associated therewith; (viii) to perform other activities similar or related to its corporate purpose; and (ix) hold stakes in the capital of other companies.

5.2. Equity capital. The subscribed and fully paid-in equity capital of BrTP on December 31, 2008 was R$ 2,596,271,819.93, represented by 363,969,213 shares, namely 134,031,688 common shares and 229,937,525 preferred shares, all registered and with no face value.

5.3. Composition of the Shareholding Stakes. The composition of the shareholding stakes in BrTP on March 31, 2009 was the following:

	ON Shares	% ON	PN Shares	% PN	Total	Total (%)
Controlling Shareholder
Solpart Participações S.A.	68,907,150	51.41	—	—	68,907,150	18.93
Shareholders linked to the Controllers
Copart 1 Participações S.A.	12,185,836	9.09	76,645,842	33.33	88,831,678	24.41
Management of BrTP	23	0.00	2	0.00	25	0.00
Treasury Stock	1,480,800	1.10	—	—	1,480,800	0.41
Shares in circulation on the market	51,457,879	38.39	153,291,681	66.67	204,749,560	56.25

Total	134,031,688	100.00	229,937,525	100.00	363,969,213	100.00

5.4. Consolidated Financial and Economic Indicators for BrTP.

Indexes	2006	2007	2008
	(R$ 000)
Total Assets	17,766,615	17,388,451	19,437,435
Current Liabilities	4,872,706	4,761,837	4,971,033
Long Term Liabilities	5,878,455	5,624,764	6,658,902
Net Worth (NW )	5,228,328	5,199,126	5,763,612
Paid-In Equity Capital	2,596,272	2,596,272	2,596,272
Net Operating Revenues	10,296,659	11,058,546	11,296,835
Operating Earnings	210,329	843,136	1,339,355
Profit (Loss) for the Period	478,413	673,177	782,206
Profit (Loss) for the Period / Net Worth (%)	9.2%	12.9%	13.6%
Long Term Liability / Net Worth (%)	112.4%	108.2%	115.5%

5.5. Background Information on Trading in Common Shares issued by BrTP. The following table presents the number of trades and papers traded, the financial volumes and the average price for the common shares issued by BrTP traded on the BM&FBOVESPA during the twelve months prior to the disclosure of the Notice of Material Fact that announced the signature of the Purchase and Sale Agreement and the consequent conduct of the Offer from the date of the above-mentioned Notice of Material Fact through to the publication date of this Announcement.

	No. Trades	No. Papers Traded	Financial Volumes R$	Average Share Price R$
June 2007	7,680	3,775,600	192,551,960	48.72
July 2007	7,348	5,504,500	265,170,768	47.66
August 2007	10,571	4,678,500	197,230,851	40.71
September 2007	6,132	3,977,900	187,022,953	44.52
October 2007	9,667	3,767,000	192,375,915	48.79
November 2007	8,593	4,750,000	232,413,196	47.20
December 2007	8,245	4,475,100	197,736,740	42.15
January 2008	10,782	6,353,100	317,562,798	48.25
February 2008	8,515	3,998,300	203,262,409	48.87
March 2008	9,957	3,899,300	187,534,013	46.89
April 2008	8,552	8,318,400	428,020,342	50.21
May 2008	7,830	9,719,500	507,418,321	52.02
June 2008	6,214	4,836,800	251,203,898	51.89
July 2008	8,583	7,128,300	361,279,457	50.90
August 2008	6,557	4,324,700	224,110,999	51.75
September 2008	10,676	7,487,300	374,999,425	51.02
October 2008	13,628	8,191,800	372,551,946	45.80
November 2008	9,384	5,275,200	273,455,407	51.88
December 2008	9,402	4,915,100	273,077,233	55.53
January 2009	8,597	4,642,900	273,267,565	58.98
February 2009	7,993	4,400,300	263,452,556	59.90
March 2009	8,582	3,081,500	188,118,152	61.80
Average weighted share price (between April 24, 2007 and April 24, 2008)				46.62
Average weighted share price (between April 25, 2008 and January 23, 2009)				51.90

Source: Economática

5.6. Background Information on Trading in Preferred Shares issued by BrTP. The following table presents the number of trades and papers traded, the financial volumes and the average price for the preferred shares issued by BrTP traded on the BM&FBOVESPA during the 12 months prior to the disclosure of the Notice of Material Fact that announced the signature of the Purchase and Sale Agreement and the subsequent conduct of the Offer from the date of this Notice of Material Fact through to the publication date of this Announcement.

	No. of Trades	No. Papers Traded	Financial Volume R$	Average Share Price R$
June 2007	13,954	13,616,200	317,154,718	21.14
July 2007	13,422	16,115,800	423,304,873	23.93
August 2007	17,636	16,028,800	401,897,971	22.61
September 2007	10,652	10,375,700	286,414,942	24.98
October 2007	19,252	15,499,900	417,247,810	24.49
November 2007	15,261	17,899,800	451,572,466	22.79
December 2007	15,867	12,555,000	318,891,335	23.02
January 2008	26,334	25,453,200	635,191,747	22.46
February 2008	19,882	16,147,500	392,357,642	22.47
March 2008	22,140	18,164,900	407,413,464	21.06
April 2008	32,492	41,116,300	1,040,135,580	25.47
May 2008	21,863	41,124,100	1,024,050,455	24.39
June 2008	16,330	23,830,100	632,328,565	25.28
July 2008	15,928	11,594,700	273,587,531	23.19
August 2008	13,721	9,540,000	208,108,055	21.54
September 2008	20,777	11,019,400	196,627,714	18.16
October 2008	27,900	12,363,800	193,264,225	15.68
November 2008	19,569	9,026,100	141,806,368	15.29
December 2008	22,127	9,805,700	194,241,061	19.39
January 2009	17,879	7,807,900	130,010,858	16.33
February 2009	12,361	6,078,000	88,914,210	14.63
March 2009	20,507	9,092,700	140,798,669	15.42
Average weighted share price (between April 24, 2007 and April 24, 2008)				23.11
Average weighted share price (between April 25, 2008 and January 23, 2009)				20.11

Source: Economática

6. INFORMATION ON THE OFFERER (COPART 1)

6.1. Corporate Head Offices, Jurisdiction and Corporate Purpose. The corporate head offices of the Offerer are located at Rua Humberto de Campos 425 – 5th Floor, (Part), Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro. The corporate purpose of the Offerer is to hold stakes in other companies or Corporate Companys as a partner, shareholder or quota holder, being empowered to represent Brazilian or foreign companies.

6.2. Equity Capital. The Offerer is a private company, whose shares are almost entirely held by Coari Participações S.A., company whose shares are almost entirely held by Telemar. On December 31, 2008, the subscribed and fully paid equity capital of the Offerer was R$ 2,059,937,840.95 divided into 2,059,937,840 common shares, all registered and with no face value.

6.3. Composition of the Shareholding Stake. The composition of the shareholding stake of the Offerer on March 31, 2009, was the following:

Shareholders	ON Shares	% ON	Total	Total (%)
Coari Participações S.A.	2,059,937,839	100.0	2,059,937,839	100.0
Others	1	0.0	1	0.0

Total	2,059,937,840	100.0	2,059,937,840	100.0

6.4 Consolidated Economic and Financial Indicators of the Offerer.

Indexes	2007	2008
	(R$)
Total Assets	120.99	2,076,387
Current Liabilities	0.00	15,955
Long Term Liabilities	0.00
Net Worth (NW )	120.99	2,060,432
Paid In Equity Capital	800.00	2,059,938
Net Operating Revenues	0.00
Operating Earnings	(679.01)	14,928
Profit (Loss) for the Period	(679.01)	9,876
Profit (Loss) for the Period / Net Worth (%)	-561%	0.5%
Long Term Liability / Net Worth (%)	0%	0.0%

7. INFORMATION ON TELEMAR

7.1. Corporate Head Offices, Jurisdiction and Corporate Purpose. The corporate head offices of the Telemar are located at Rua General Polidoro 99, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro. The corporate purpose of Telemar is the exploitation of telecommunications services and activities that are necessary or useful for the rendering of these services, as granted through the concessions, authorizations and permits awarded thereto. When pursuing its purposes, Telemar may include the goods and assets of third parties in its assets, as well as: (i) hold stakes in the capital of other companies, in order to comply with Brazil’s national telecommunications policy; (ii) establish wholly-owned subsidiaries to perform activities encompassed by its purposes and that are undertaken more effectively when decentralized; (iii) undertake imports of the goods and services required to perform the activities encompassed by its purpose; (iv) render technical assistance services to telecommunications companies, performing activities of common interest; (v) undertake activities related to studies and research designed to foster the development of the telecommunications sector; (vi) with the approval of the Board, sign agreements and contracts with other companies rendering telecommunications services or any persons or entities in order to ensure the operation of the services, without adversely affecting its duly-accredited legal representatives; and (vii) undertake other similar or correlated activities assigned thereto by the General Meeting.

7.2. Equity Capital. On December 31, 2008, the subscribed equity capital of Telemar was R$ 7,425,505,769.63, with R$ 7,418,989,192.97 fully paid in, divided into 238,614,355 shares, namely: 107,063,093 common shares, 130,487,295 Class “A” preferred shares and 1,063,967 Class “B” preferred shares, all registered and with no face value.

7.3. Composition of the Shareholding Stake. The composition of the shareholding stake of Telemar on March 31, 2009 was the following:

	ON Shares (000)	% ON	PN Shares (000)			% PN		Total (000)	Total (%)
Shareholders			Class A		Class B	Class A	Class B
Tele Norte Leste Participações S.A.	104,228	97.35	91,250	(1)	—	69.36	0.00	195,478	81.92
Telemar Participações S.A.	—	0	13,079	(2)	—	9.94	0.00	13,079	5.48
Shares held in the Treasury	—	0	223		—	0.17	0.00	223	0
Others	2,835	2.65	26,999		1,064	20.7	100.00	30,057	12.6

Total	107,063	100	131,487		1,064	100	100	238,614	100

(1)	Of the total of 91,250,241 shares, 241,500 are blocked by Decree Law No. 2,304/86 and 20,580,294 are blocked for judicial guarantee.
(2)	All the shares blocked as pledged.

7.4. Consolidated Economic and Financial Indicators of Telemar.

Indexes	2006	2007	2008
	(R$ 000)
Total Assets	26,464,202	29,274,798	40,086,207
Current Liabilities	5,652,838	6,194,151	9,153,466
Long Term Liabilities	8,875,200	9,292,010	20.923.049
Net Worth (Net Worth)	11,936,164	13,788,337	9,984,248
Paid In Equity Capital	7,418,989	7,418,989	7,418,989
Net Operating Revenues	16,871,834	17,572,055	18,665,298
Operating Earnings	1,817,04	3,562,914	1,938,326
Profit (Loss) for the Period	1,751,628	2,889,217	1,520,548
Profit (Loss) for the Period / Net Worth (%)	14.7%	21.0%	15.2%
Long Term Liability / Net Worth (%)	74.4%	67.4%	209.6%

8. ADDITIONAL OBLIGATIONS

8.1. Additional Obligations. As set forth in item I of Article 10 of CVM Instruction N° 361/02, the Offerer hereby agrees to pay to shareholders owning shares that accept this Offer, any additional amount, if any, constituting the difference between the Acquisition Price received thereby for the sale of their shares, restated by the variation in the average daily rate for Interbank Deposit Certificate (CDI), from the final settlement date of the Auction through to the date of the effective payment of the amount that would be owed, adjusted by alterations to the number of shares arising from bonuses, stock splits, groupings and conversions that may take place and (i) the amount per share that would be due or that might fall due, should any fact be ascertained occurring within the period of 1 (one) year as from the Auction date, which would or might require a mandatory tender offer for the acquisition of shares, as set forth in items I to III of Article 2 of CVM Instruction N° 361/02, or (ii) the amount to which they would have the right, if they were still shareholders and disagreed with the decision taken by BrTP approving any corporate event allowing the exercise of the right of withdrawal, when this event takes place within one year as from the date of the Auction for the Offer.

8.1.1. On the date of this Announcement, the Offeror does not foresee the happening of any fact which would require a mandatory tender offer for the acquisition of BrTP shares. As set forth on the 1st paragraph of Article 10 of CVM Instruction No. 361/02, the Offeror shall not be compelled to the payment referred to in item (ii) of this item 8.1, specially to the amount to which the shareholders of BrTP´s common shares would have the right to receive in case they disagree with the decision that approves the merger of BrTP into its subsidiary BrTO, due to the fact that such merger has been released on the Notice of Material Fact disclosed on April 25, 2008. In addtion, on the date of this Announcement, the Offeror does not foresee the happening of any other corporate event which allows the shareholders of BrTP common shares the right to withdraw its shares.

9. OTHER INFORMATION

9.1. Update of Registration as Publicly Traded Company. The Offerer hereby declares that the registration as a publicly traded company of BrTP is duly updated with the CVM, in compliance with Article 21 of Law N° 6.385/76.

9.2. Non-Existence of Undisclosed Notices of Material Facts or Circumstances. The Intermediary Institution and the Offerer hereby declare that they are unaware of the existence of any notices of material facts or circumstances not disclosed to the public that may significantly influence the earnings of BrTP or the market prices of the shares.

9.3. Definition of Business Day. For the purposes of this Announcement, the phrase “business day” means any day except Saturdays and Sundays on which commercial banks are open for conducting transactions (including foreign exchange transactions and deposits in foreign currency) in the City of São Paulo.

9.4. Access to the Appraisal Report, the Announcement and the Shareholders List. The Appraisal Report, this Announcement and the BrTP Shareholders List with the respective addresses, and number of shares, discriminated by classes (including electronic via) is available to any stakeholders (with the latter document provided only against identification with the receipt signed by the stakeholder), at the addresses listed below. Alternatively, the Appraisal Report and this Announcement may be accessed through the following Internet websites:

BRASIL TELECOM PARTICIPAÇÕES S.A.

SIA SUL – ASP – Lot D – Block A – Basement, City of Brasília, Federal District

www.brasiltelecom.com.br

COPART 1 Participações S.A.

Rua Humberto de Campos 452, 5th floor (part), Leblon, Rio de Janeiro, RJ

TELEMAR NORTE LESTE PARTICIPAÇÕES S.A.

Rua General Polidoro 99, Botafogo, Rio de Janeiro, RJ

www.oi.com.br/ri

COMISSÃO DE VALORES MOBILIÁRIOS

Rua Cincinato Braga 340, 2nd, 3rd and 4th floors, São Paulo, SP.

Rua Sete de Setembro 111, 5th Floor, “Enquiries Desk”, Rio de Janeiro, RJ

www.cvm.gov.br

BOLSA DE VALORES, MERCADORIAS E FUTUROS – BM&FBOVESPA

Praça Antonio Prado 48, 2 nd floor, Operations Division, São Paulo

www.bovespa.com.br

CREDIT SUISSE (BRASIL) S.A.

CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS

Avenida Brigadeiro Faria Lima 3064, 13th and 14th floors (part), São Paulo, SP

br.credit-suisse.com/ofertas

9.5. Offer Documents. Shareholders owning securities issued by the Company must read this Announcement attentively, as well as other relevant documents related to the Offer and published by the Offerer or filed with the CVM as such documents contain important information.

9.6. Shareholders Domiciled Outside Brazil. Shareholders domiciled outside Brazil may be subject to constraints imposed by the laws of their countries, with regard to the acceptance of this Offer, bidding in the Auction and sale of the shares. Compliance with these governing laws is the sole responsibility of such shareholders not resident in Brazil.

9.7. Ownership of shares issued by BrTP by the Intermediary Institution. The Intermediary Institution hereby declares, on its own behalf and for its controllers, as well as persons related thereto, that on the date of the Appraisal Report, it held or had underits discretionary administration 979,336 common shares and 188,979 preferred shares issued by BrTP.

9.8. Offerer Declaration. The Offerer declares that it is responsible for the truth, quality and sufficiency of the information supplied to the CVM and to the market, as well as for any possible future damages caused to BrTP, its shareholders and to third parties, due to fault or deliberate malice, due to the falsehood, inaccuracy or omission in such information.

9.9. Declarations of the Intermediary Institution. In turn, the Intermediary Institution hereby declares that it has taken all precautions and acted with high standards of diligence to ensure that the information provided by the Offerer is true, consistent, correct and sufficient, being held liable for any omission in its duties. The Intermediary Institution also declares that it has checked the sufficiency and quality of the information supplied to the market throughout the entire Offer procedure, required for investors to take decisions, including occasional and periodic information that must be provided by the Company, and the data presented in this Announcement and the Appraisal Report, as set forth in Article 7, § 2 of CVM Instruction N° 361/02.

9.10. Securities Publicly Isuued by the Company. Besides the common and preferred shares, the Company has not issued any other securities.

9.11. The Offer. This Offer is immutable, irretractable and irrevocable, unless some substantial, subsequent and unforeseeable alteration occurs, at the discretion of the CVM and as set forth in Article 5, § 3 of CVM Instruction N° 361/02, in the de facto circumstances in place when the Offer was launched, resulting in a significant increase in the risks accepted by the Offerer and inherent to the Offer.

9.12. Identification of the Legal Advisors.

Legal Advisor of the Offerer

Barbosa, Müssnich & Aragão Advogados

Av. Almirante Barroso, 52 – 29th, 31st, 32nd and 33rd Floors

20031-000, Rio de Janeiro – RJ

Legal Advisor of the Intermediary Institution

Pinheiro Guimarães – Advogados

Avenida Paulista 1842, 24th Floor

01310-923, São Paulo – SP

9.13. Relationship between the Intermediary Institution and the Offerer. The Intermediary Institution and its associates have rendered in the past and may again render investment bank services, financial advice and other related services to the Offerer and its parent, subsidiary and/or affiliated companies, for which they have been and would be remunerated. The relationship between the Intermediary Institution and the Offerer is described in detail on pages 11 and 12 of the Appraisal Report.

9.14. Shareholder Services. The BrTO Shareholders Service Centre provides assistance through the Investor Relations Area, by telephone +55 (21) 3131-1315/1316/2918 or by email: invest@oi.net.br/flavia@brasiltelecom.com.br.

9.15. Registration with the CVM. This Offer was submitted previously to the CVM and registered under number CVM/SRE/OPA/ALI/2009/003, on May 19, 2009, with BM&FBOVESPA being authorized to conduct the Auction through its trading system.

São Paulo, May 22, 2009

Copart 1 Participações S.A.

Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários

Intermediary Institution

This public offering (program) was drawn up in compliance with the Self-Regulation Rules of the National Investment Banks Association (ANBID) for Public Offerings for the Distribution and Acquisition of Securities, with this Public Offering (program) thus complying with the minimum information standards imposed by ANBID, with ANBID not being liable for such information, for the quality of the issuer and/or the offerers, the Participant Institutions and the securities covered by the Public Offering (program). This seal does not imply any investment recommendation. The prior analysis or registration of this distribution does not imply any guarantee by ANBID of the truthfulness of the information provided, nor any judgment on the quality of the issuer company or the securities to be distributed.

“APPROVAL OF THE APPLICATION TO REGISTER THIS TENDER OFFER OF ACQUISITION BY THE BRAZILIAN SECURITIES COMMISSION (CVM) IS INTENDED ONLY TO ENSURE ACCESS TO THE INFORMATION PROVIDED, NOT IMPLYING ANY GUARANTEE BY THE CVM OF THE TRUTHFULNESS OF THE INFORMATION, NOR ANY JUDGMENT ON THE QUALITY OF THE COMPANY IN QUESTION OR THE PRICE BID FOR THE SHARES ADDRESSED BY THE OFFER”.